Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of 2,000,000 shares of common stock under the Amended and Restated 1992 Employee Stock Purchase Plan of Keane, Inc. of our report dated February 6, 2004, except for Note 17 as to which the date was February 27, 2004, with respect to the consolidated financial statements of Keane, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

August 3, 2004